EXHIBIT 10.16

Consulting Agreement

This Agreement is being made and entered into as of May 1, 2006, by and between Medgenics Medical Israel Ltd., an Israeli company of Rechov HaNapach 12 Karmiel (the “Company”), and Professor Amos Panet, residing at: 1l Shrim St., Apt. 21 Jerusalem (the “Consultant”).

The Company engages in the research, development, manufacturing and marketing of products involving certain “bio-pump” technology (the “Business”). Consultant has expertise, know how, and skills in the field of biotechnology research and development. This Agreement provides for the terms and conditions whereby the Company will retain the services of the Consultant in connection with the matters described herein.

1.
Term; Termination. The terns of this Agreement shall commence on the date hereof, and shall continue until terminated by either party (the “Consulting Term”). Each of the parties may terminate this Agreement at any time, at its sole discretion, by giving the other a 30-day advance written notice. In the event, however, that Consultant breaches any term of this Agreement, or performs any of Consultant’s duties hereunder in gross negligence or willful misconduct, the Company shall have the right to terminate this Agreement immediately, with no prejudice to its rights and remedies against the Consultant for any of the above.

2.
Consulting Services. During the Consulting Term Consultant shall provide to the Company advice, knowledge and know-how with respect to the Company’s Business, including those services defined in Attachment A hereto (the “Consulting Services”). Consultant shall use his best efforts during the Consulting Term to provide the Consulting Services as requested by the Company from time to time, but the same shall always be coordinated with Consultant and take into account Consultant’s other obligations and engagements.

3.	Compensation and Reimbursement

3.1
In consideration of the Consulting Services already rendered by the Consultant during the restart period up to May 1, 2006, the Consultant shall receive: 56,100 fully vested options at nominal exercise price of $0.001 per share.

3.2	During the Consulting Terms, in consideration for the performance of the Consulting Services, the Consultant shall receive:

3.2.1       99,700 options at the restart round share price of $1.5l6 per share. These options will vest over 4 years on a prorated basis.

3.2.1.1 These options are to purchase the same number of shares (the “Options”), in the Company’s parent company, Medgenics Inc., a Delaware corporation (.the “U.S. Company”) .

3.2.1.2 The Options shall be granted under the terms of the Company’s Stock Option Plan. The Consultant understands that he may be required to execute additional documents in compliance with the applicable tax laws.

3.2.2       Retainer Fee: A retainer of $2,000 per month.. On an interim basis in 2006, the Consultant agrees to defer half of this Fee to be accrued monthly and to be paid as a lump sum to the consultant upon the closing of the next financing round in the Company.

3.3           The Company will reimburse the Consultant for all normal and proper expenses incurred by him relating to the routine performance of the Consulting Services hereunder, but the Consultant will obtain prior written Company consent.

4.
Non-Disclosure; Publications. Consultant covenants and undertakes that, during the term of this Agreement and thereafter, absent the Company’s prior written consent, all information, written or oral, relating to the Company, its Business or condition (actual or planned), disclosed to him by the Company, or which otherwise became known to him in connection with the performance of the Consulting Services (the “Information”), shall be maintained by him in full and absolute confidence. and he shall not use such Information, directly or indirectly, in whole or in part, for his own benefit or any purpose whatsoever except as specifically and explicitly provided hereunder. The Consultant’s undertaking hereunder shall not apply to Information which is in, or becomes part of, the public domain, or which was known by Consultant before the time of disclosure, as evidenced by written records. In addition, and notwithstanding the foregoing, any publication by Consultant related in whole or in part to Information, shall not be in violation of any commitments or contracts with Yissum.

These restrictions shall not apply to such secrets, know-how and processes or other information which:

(i)	were known to the Consultant other than from the Company or from someone acting on behalf of the Company, prior to his consulting to the Company;

(ii)
have passed into the public domain prior to or after their development by or for the Company or their disclosure to the Company, other than through acts or omission(s) attributable to the Consultant or

(iii)	were obtained, other than under an obligation of confidentiality, from a third party not acquiring the information under an obligation of confidentiality from the disclosing party.

For avoidance of doubt, it is confirmed that the Consultant is under no obligation to provide to the Company information which he has learned from other parties and that may relate to the Micro-Organ culture technology without obtaining permission in writing from those parties.

5.
Ownership of Intellectual Property Rights. The parties agree that regarding any and all patent applications, drawings, specifications, test results, techniques, diagrams, charts, plans, statements, assessments, analyses, estimates, views, opinions, know-how, processes, machines, practices, in inventions, improvements, records, copyrights and any other intellectual property rights under law or ideas made, received or invented by or originating with (or as otherwise similarly applicable) Consultant in the performance of the Consulting Services for the Company, or resulting therefrom (collectively, “Inventions”), ownership shall be assigned to the Company. As regards all worldwide patents, patent applications, copyrights, mask works, trade secrets, moral rights and other intellectual property rights in all Inventions pursuant to the Consulting Services performed hereunder, the Company shall also have ownership of these rights.

6.
Non-Competition. Consultant agrees and undertakes that he will not, so long as this Agreement is in effect and for a period of 18 months following termination of this Agreement, for any reason whatsoever, engage in activities which compete with the Company’s products or services for which the Consultant provided said consulting services, or whose confidential aspects became known to the Consultant as a result of said services.

7.
Independent Contractor. Consultant is an independent contractor, not an employee of the Company, and the manner in which the Consulting Services are rendered shall be within his sole control and discretion. The Company shall not be responsible for Consultant’s acts while performing the Consulting Services hereunder, whether on the Company’s premises or elsewhere.

8.
Duties. The consultant duties during the term of this agreement will consist of rendering, from time to time, consulting services on matters such as viral vectors, their use in connection with Micro-Organ Culture technology and genetically engineered Biopumps. The average monthly time to be spent by the Consultant in providing such services shall approximate 20 hours per month, but may moderately vary from this depending upon the results of the Company’s research.

9.
Representations by Consultant. Consultant represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound, and (ii) do not require the consent of any person or entity except as disclosed by the Consultant in Appendix B.

10.
Miscellaneous. This Agreement shall be exclusively governed by the laws of the State of Israel. This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of the Company or any party thereto; and any prior agreement of the parties hereto or of the Consultant and the Company in respect of the subject matter contained herein is hereby terminated and cancelled. Any modification to the Agreement can only be made in writing, signed by the Consultant and an appropriate officer of the Company.

This Agreement may not be assigned by any of the parties hereto, and may not be amended or modified, except by the written consent of both parties hereto. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof. Headings to Sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement. In the event that any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder thereof, and shall in no way affect, impair or invalidate any other covenant, condition or other provision therein contained. If such condition, covenant or other provisions shall be deemed invalid due to its scope or breadth, such covenant, condition or other provision shall be deemed valid to the extent permitted by law. All notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given when received by the party to whom notice is required to be given and shall he delivered personally, or by registered mail to the addresses set forth above.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Signatures:
/s/ Andrew L. Pearlman	/s/ Amos Panet
For the Company	The Consultant

Name: Andrew L. Pearlman, PhD
Title: President & CEO

Undertaking:

We undertake to issue the options as to our shares and to take such other actions as may be required to implement the commitments of Medgenics as to our shares, all as referred to in Section 3 of the foregoing Consulting Agreement.

Medgenics, Inc.

By:	/s/ Andrew L. Pearlman
Date:	May 10, 2006
A.L.P

Attachment A

1.	Role: Chief Science advisor and member of the Scientific Advisory Board

a.	As vector expert, to provide high level and supportive guidance, critical evaluation and feedback, and proposed solutions, in:

i.	vector development: selection, preparation, production, testing, use of viral vectors

ii.	Gene construct, related elements for stable, high level secretion

iii.	transduction optimization

iv.	method development, potency assay

b.	Assist/guide preclinical testing, GMP preparations

c.	Other areas of the Consultant’s contribution

d.
Possible R & D in the Consultant’s lab at Hadassah: Assuming any resulting IP is included in the current Yissum license, potentially perform specific projects in the Consultant’s lab based on at-cost budget to be agreed.

2.	Time Commitment: (not counting any research performed in the Consultant’s lab): about 20/ hrs/month (ca 250 hours/year):

a.	1 day per month at Medgenics

b.	3 weekly 2-hour review meetings via email and phone

c.	Brief consults and side projects as needed (1-2 hours/week).